Exhibit 10.50

THE MILLS CORPORATION
RESTRICTED STOCK AGREEMENT
(2004 Stock Incentive Plan)

THIS RESTRICTED STOCK AGREEMENT (this “Agreement”) is entered into as of                              (the “Date of Grant”) by and between THE MILLS CORPORATION, a Delaware corporation (the “Company”), and                             (“Grantee”).

RECITALS

WHEREAS, the Company has adopted the 2004 Stock Incentive Plan (as amended from time to time, the “2004 Plan” or the “Plan”) which provides for the grant under certain circumstances of shares of common stock of the Company (the “Shares”), which Shares have a par value of $0.01 per share; capitalized terms used but not defined herein shall have the meanings assigned to them in the 2004 Plan;

WHEREAS, in accordance with and subject to the terms and conditions set forth in the Plan, the Company desires to grant to Grantee a certain number of Shares under the Plan (the “Restricted Stock Award”), in connection with Grantee’s employment; and

WHEREAS, Grantee desires to accept the Restricted Stock Award provided for in this Agreement and will abide by the obligations imposed on Grantee under this Agreement.

NOW, THEREFORE, in consideration of the mutual benefits hereinafter provided, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.                                          Effect of the Plan.  Grantee will abide by, and the Restricted Stock Award granted to Grantee will be subject to, all of the provisions of the 2004 Plan and of this Agreement, together with all rules and determinations from time to time issued by the Company’s Executive Compensation Committee (the “Committee”) and by the Board of Directors of the Company (the “Board”) pursuant to the 2004 Plan.  The Board may, at any time and from time to time, amend, suspend, or terminate the Plan for any reason it deems necessary, appropriate or desirable.  The Board may amend the terms of any outstanding Award, prospectively or retroactively.  No amendment, suspension, or termination of the Plan or any outstanding Award shall, without the consent of the Grantee, materially impair the rights or obligations under any outstanding Award.  Additionally, this Agreement shall be subject, without further action by the Company or Grantee, to any such amendment, modification, restatement or supplement.

Section 2.                                          Grant.  Subject to the terms and conditions of this Agreement, the Company hereby grants and issues to Grantee                Shares (“Awarded Shares”).

Section 3.                                          Awarded Shares

Section 3.1                                   Vesting Schedule; Service Requirement.

(a)                                  Subject to the other provisions of this Section 3, Grantee’s ownership of Awarded Shares shall vest (i.e., become nonforfeitable) if Grantee has been a Service Provider from the Date of Grant up to the applicable “Vesting Date” set forth in the following vesting schedule:

Percentage of Shares Vested		Vesting Date
%
%

If Grantee ceases to be a Service Provider for any reason other than: (i) a termination of Grantee’s Service by the Company or an Affiliate for Cause, or (ii) Grantee’s voluntary termination of Service other than for Good Reason, and such termination occurs between Vesting Dates, then a prorated number of the Awarded Shares to be vested as of the next succeeding Vesting Date (which prorated number shall be calculated based on the number of days in the applicable vesting period prior to the termination over the total number of days in such vesting period) shall be deemed to have been vested as of the date of such termination; provided that no fraction of a share shall be deemed vested pursuant to this provision.  Upon a Change of Control, all Shares of Restricted Stock shall become fully vested, subject to Section 17.2(a) and (b) of the 2004 Plan.

(b)                                 For purposes of this Agreement, “Person” means an individual or entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust or business association.

(c)                                  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one or more of the following events without the express written consent of the Grantee; provided, however, that any of the events described in clauses (ii) and (iv) below shall only constitute Good Reason if the Company shall have failed to correct or remedy such event within thirty (30) days following receipt of written notice from the Grantee describing in reasonable detail such event and demanding correction or remedy:

(i)                                     the relocation of Grantee’s principal office to a location that is more than fifty (50) miles from the Company’s current or future Washington, D.C. area headquarters, or, if Grantee is not located at the Company’s Washington, D.C. area headquarters, a relocation of Grantee’s office that results in an increase of fifty (50) miles or more in the distance of Grantee’s commute;

(ii)                                  a failure by the Company to pay or provide for any earned base salary, earned annual bonus or any other material earned compensation in each case when due;

(iii)                               a reduction by the Company in Grantee’s base salary except as part of a salary reduction program approved by the Board of Directors that is generally applicable to employees of the Company in the same or similar positions to that of Grantee; or

(iv)                              the failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and perform the obligations of the Company hereunder (after taking into account any action of the Board pursuant to Section 17.2 of the Plan).

(d)                                 Except as otherwise provided in Section 3.1(a) hereof, all shares of Restricted Stock shall be forfeited by Grantee in the event that Grantee ceases to be a Service Provider.  For purposes of this Agreement, unless otherwise agreed to in writing by the Company, termination of employment shall be deemed to occur on the last day actually worked by Grantee, rather than the last day Grantee is on the payroll of the Company or an Affiliate.  The Committee, in its sole and absolute discretion, shall determine whether a leave of absence shall constitute a termination of employment.

Section 3.2                                   Restriction Period; Legend.

(a)                                  The period commencing on the Date of Grant during which the Awarded Shares have not vested (i.e., are forfeitable) is referred to herein as the “Restriction Period.”  Awarded Shares that have not vested during the Restriction Period are referred to herein as Shares of “Restricted Stock.”

(b)                                 In the event the Company issues certificates representing Shares of Restricted Stock, such certificates shall bear the following legend:

“THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING THE RISK OF FORFEITURE AND RESTRICTIONS AGAINST TRANSFER) CONTAINED IN THE MILLS CORPORATION 2004 STOCK INCENTIVE PLAN, AS THE SAME MAY BE AMENDED FROM TIME TO TIME (THE “PLAN”) AND A WRITTEN AGREEMENT (THE “AGREEMENT”) ENTERED INTO BETWEEN THE REGISTERED OWNER AND THE MILLS CORPORATION.  RELEASE FROM SUCH TERMS AND CONDITIONS SHALL BE MADE ONLY IN ACCORDANCE WITH THE PROVISIONS OF THE PLAN AND THE AGREEMENT, A COPY OF EACH OF WHICH IS ON FILE IN THE OFFICE OF THE SECRETARY OF THE MILLS CORPORATION.”

(c)                                  When the restrictions applicable to Shares of Restricted Stock shall lapse, if the Company issues certificates representing Shares of Restricted Stock, a new certificate for such Shares shall be delivered to Grantee free of such restrictions.  Shares of Restricted Stock that are forfeited shall be immediately transferred to the Company without any payment by the Company; the Company shall have the full right to cancel the certificates evidencing such forfeited shares automatically upon such forfeiture, whether or not such certificates shall have been surrendered to the Company.  Following such forfeiture, Grantee shall have no further rights with respect to such forfeited Shares.

Section 3.3                                   Death, Disability or Retirement.  If before the end of the Restriction Period, Grantee dies, sustains a Disability or retires under the provisions of a retirement plan of the Company (or on or after age 60 if no retirement plan of the Company or an Affiliate is applicable to Grantee), all Shares of Restricted Stock shall vest immediately, and the Company shall issue to Grantee, Grantee’s legal guardian, the executor or administrator of the estate of Grantee, or the Person or Persons to whom rights under this Agreement shall have passed by bequest or inheritance, as the case may be, such Shares free of the restrictions set forth in Section 3.2(b) hereof.

Section 3.4                                   Non-transferability.  Notwithstanding any other provisions of this Agreement to the contrary, (a) the rights granted to Grantee with respect to Shares of Restricted Stock as set forth herein (including, but not limited to, the right to vote Shares of Restricted Stock and the right to receive dividends on Shares of Restricted Stock as set forth in Section 4 hereof) may not be transferred, assigned, pledged or disposed of in any manner whatsoever, except that such rights may be transferred by will or the laws of descent and distribution, and (b) any attempt to transfer, assign, pledge or otherwise dispose of such rights in contravention of this Section 3.4 shall be null and void and without effect and shall cause the forfeiture of all Shares of Restricted Stock.

Section 4.                                          Dividend and Voting Rights.  Subject to the restrictions contained in this Agreement, all of the Awarded Shares shall be deemed issued and outstanding Shares as of the first Vesting Date, and, therefore, Grantee shall have the rights of a stockholder with respect to the Awarded Shares, including the right to vote all such Shares (including Shares of Restricted Stock) and to receive all dividends, cash or stock, paid or delivered thereon, with respect to such Shares (including Shares of Restricted Stock) from and after the first Vesting Date.  Any forfeiture of Shares of Restricted Stock pursuant to Section 3.4 hereof shall not create any obligation on the part of Grantee to repay dividends received as to such Shares of Restricted Stock during the Restriction Period, nor shall such forfeiture invalidate any votes given by Grantee with respect to such Shares prior to forfeiture.

Section 5.                                          Withholding of Taxes.  The parties hereto recognize that the Company or an Affiliate may be obligated to withhold federal, state and local income taxes and social security taxes to the extent that Grantee realizes ordinary income in connection with the vesting of Shares of Restricted Stock.  Grantee agrees that the Company or an Affiliate may withhold amounts needed to cover such taxes from payments otherwise due and owing to Grantee (including, but not limited to, salary or other compensation of Grantee), and also agrees that upon demand Grantee will promptly pay to the Company or an Affiliate having such obligation any additional amounts as may be necessary to satisfy such withholding tax obligation.  Such payment shall be made in cash or cash equivalents.

Section 6.                                          Notices.  Any notice to be given to the Company shall be addressed to each of the Treasurer and the General Counsel of the Company at the Company’s principal executive office, and any notice to be given to Grantee shall be addressed to Grantee at the address then appearing on the personnel records of the Company or Affiliate by which he or she is employed, or at such other address as either party hereafter may designate in writing to the other.  Any such notice shall be deemed to have been duly given when addressed as aforesaid, deposited in the United States mail, registered or certified mail, postage and registration or certification fees prepaid, or when deposited with a recognized overnight courier.

Section 7.                                          Section 83(b) Election Impermissible.  With respect to the Restricted Stock Award, Grantee is not permitted to make an election under Section 83(b) of the Code.  In the event Grantee makes such an election in violation of this Section, the Grantee shall immediately forfeit the Restricted Stock Award and shall return to the Company any amounts received, whether from a sale of shares or otherwise.

Section 8.                                          Governing Law.  The law of the State of Delaware, except its law with respect to choice-of-law or conflicts-of-law, shall be controlling in all matters relating to this Agreement.

Section 9.                                          No Employment Rights.  Grantee acknowledges and agrees that nothing contained herein or in the 2004 Plan, nor any of the rights granted hereunder or thereunder to Grantee, shall be construed to (a) give Grantee the right to remain employed by the Company or any Affiliate or to any benefits not specifically provided hereunder or under the 2004 Plan, or (b) in any manner modify the right of the Company or any Affiliate to modify, amend or terminate any of its employee benefit plans.

Section 10.                                   Nature of Payments.  Any and all grants or deliveries of Shares hereunder shall constitute special incentive payments to Grantee and shall not be taken into account in computing the amount of salary or other compensation of Grantee for the purposes of determining any pension, retirement, death or other benefits under (a) any pension, retirement, profit-sharing, bonus, life insurance or other employee benefit plan of the Company or any Affiliate, or (b) any agreement between the Company or any Affiliate, on the one hand, and Grantee, on the other hand, except as such plan or agreement shall otherwise expressly provide.

Section 11.                                   Entire Agreement; Amendment; Waiver.  This Agreement embodies the entire agreement of the parties hereto with respect to the Restricted Stock Award, the Awarded Shares and all other matters contained herein.  This Agreement supersedes and replaces any and all prior oral or written agreements with respect to the specific subject matter hereof.  This Agreement may be amended, and any provision hereof waived, but only if the amendment or waiver is in writing signed by both parties.  A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach on a future occasion.  If there is any inconsistency between the provisions of this Agreement and of the 2004 Plan, the provisions of the 2004 Plan shall govern.

The Company and Grantee have caused this Agreement to be duly executed as of the date first above written.

Company:

THE MILLS CORPORATION, a Delaware corporation

By:
Kenneth R. Parent
Chief Operating Officer

Grantee: